Exhibit 5

        [Letterhead of Cahill Gordon & Reindel]

November 27, 2002

(212) 701-3000

Re: Trans World Entertainment Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Trans World Entertainment Corporation, a New York corporation (the "Company") in connection with its Registration Statement on Form S-8 filed today (the "Registration Statement") relating to the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 4,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"),which are issuable pursuant to stock options (each, an "Option") under the Trans World Entertainment Corporation 2002 Stock Option Plan (the 'Plan'). In rendering this opinion, we have reviewed such documents and made such investigation as we deemed appropriate.

We advise you that in our opinion, upon the issuance of Common Stock pursuant to a duly granted Option under the Plan in accordance with the terms of the Plan and, in each case, upon payment to the Company of the Option exercise price for such Common Stock in accordance therewith, the Common Stock so issued will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America.

We hereby consent to the filing of a copy of this opinion with the Commission as an ex-hibit to the Registration Statement referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549